                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               Hayes Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                   [Hayes Microcomputer Products, Inc. LOGO]

                               HAYES CORPORATION
                          5854 PEACHTREE CORNERS EAST
                          NORCROSS, GEORGIA 30092-3405

DEAR FELLOW STOCKHOLDERS:

     On behalf of the Board of Directors, I cordially invite you to attend a Special Meeting of Stockholders to be held on February 25, 1998, at 10:00 a.m. eastern standard time at the offices of Hayes Corporation, 5854 Peachtree Corners East, Norcross, Georgia. You are being asked to approve an Amendment to the Company's Certificate of Incorporation to effect a one-for-three reverse stock split of the Company's Common Stock.

     For the reasons set forth in the accompanying proxy statement, your Board of Directors unanimously recommends that you vote for approval of the Amendment to the Company's Certificate of Incorporation.

     In order to ensure that your shares are represented at the Special Meeting, I urge you to promptly sign, date and return the enclosed proxy in the envelope provided for that purpose which requires no postage if mailed in the United States. The proxy may be withdrawn or revoked by the person who executed it at any time prior to the Special Meeting.

                                          Very truly yours,

                                          /s/Dennis C. Hayes
                                             Dennis C. Hayes
                                             Chairman

Dated: February 10, 1998

                                  [HAYES LOGO]

                               HAYES CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 25, 1998

     NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of Hayes Corporation will be held on Wednesday, February 25, 1998 at 10:00 a.m. eastern standard time at the Company's offices located at 5854 Peachtree Corners East, Norcross, Georgia for the purpose of considering and voting upon:

          1. Approval of an Amendment to the Company's Certificate of Incorporation to effect a one-for-three reverse stock split of the Company's Common Stock.

          2. Such other business as may properly come before the meeting.

     The close of business on January 29, 1998 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at this meeting and any adjournment thereof, and only stockholders of record on such date shall be entitled to notice of and to vote at the meeting.

     Please promptly date, sign and mail the enclosed proxy using the enclosed addressed envelope which needs no postage if mailed within the United States.

                                          By Order of the Board of Directors

                                          /s/ Dennis C. Hayes
                                              Dennis C. Hayes
                                              Chairman

Dated: February 10, 1998

                                PROXY STATEMENT

                               HAYES CORPORATION
                          5854 PEACHTREE CORNERS EAST
                          NORCROSS, GEORGIA 30092-3405

                        SPECIAL MEETING OF STOCKHOLDERS


     This proxy statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Hayes Corporation (the "Company") of proxies to be voted at the Special Meeting of Stockholders of the Company to be held on Wednesday, February 25, 1998 at 10:00 a.m. eastern standard time at the Company's headquarters located at 5854 Peachtree Corners East, Norcross, Georgia, and at any adjournment thereof. This proxy statement and the proxies solicited hereby are first being sent or delivered to stockholders on or about February 10, 1998.


VOTING

     The proxy may be revoked by the stockholder at any time prior to its use by voting in person at the Special Meeting, by executing a later proxy, or by submitting a written notice of revocation to the Secretary of the Company at the Company's headquarters located at 5854 Peachtree Corners East, Norcross, Georgia or at the Special Meeting. If the proxy is signed properly by the stockholder and is not revoked, it will be voted at the Special Meeting. If a stockholder specifies how the proxy is to be voted, the proxy will be voted in accordance with such specification. Otherwise the proxy will be voted in the manner specified on the enclosed proxy.


     At the close of business on January 29, 1998, 58,762,654 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), were outstanding and eligible for voting at the Special Meeting. At the close of business on January 29, 1998 1,217,930 shares of the Company's Series A Preferred Stock were outstanding and entitled to 1,217,930 votes as if such holders owned 1,217,930 shares of Common Stock as of such record date of the Special Meeting. Each stockholder of record of Common Stock is entitled to one vote for each share held on all matters to come before the Special Meeting. Each holder of record of the Series A Preferred Stock is entitled to one vote for each share of Common Stock that may be acquired by the holder upon the conversion of the Series A Preferred Stock into Common Stock. Only holders' Common Stock and Series A Preferred Stock of record at the close of business on January 29, 1998 are entitled to notice of and to vote at the meeting.


             PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-THREE REVERSE STOCK SPLIT OF THE COMMON STOCK

     On January 9, 1998 the Board of Directors unanimously adopted resolutions, subject to the approval of stockholders, proposing an amendment to the Company's Certificate of Incorporation to effect a one-for-three reverse stock split (the "Split") of the Company's Common Stock, $.01 par value per share, pursuant to which each three shares of Common Stock of the Company shall be converted into one new share of Common Stock and outstanding options, warrants and preferred stock convertible into common stock shall be adjusted, to the extent applicable, on the same basis. The authorized capital stock shall also be reduced on the same basis.


     The Board adopted resolutions approving the Split pursuant to the determination of the Staff of The NASDAQ Stock Market Inc. (the "Staff") that the Company's merger with Hayes Microcomputer Products, Inc. in December, 1997 constituted a "reverse merger" due to the change in control and a change in the financial structure of the Company as a result of the merger. Consequently, the Staff concluded that to continue to list its Common Stock on the NASDAQ National Market System ("NASDAQ/NMS"), the Company would be required to satisfy the standards for initial inclusion on NASDAQ/NMS of either Alternative 1, 2 or 3 under NASD Marketplace Rule 4420.

     The Company was informed by the Staff in December, 1997 that, under the NASDAQ/NMS initial listing standards, it did not meet the $5.00 minimum per share bid price requirement. The Company met and currently meets the other initial listing standards for the NASDAQ/NMS, and all requirements for ongoing listing. The Staff, however, has required that the Company effect at least a one-for-two reverse stock split sufficient to achieve a $5.00 per share bid price. Upon completion of the Split, the closing bid price must remain at or above $5.00 per share for 10 consecutive trading days. If the Company fails to effect at least a one-for-two reverse split on or before March 2, 1998, the Staff has informed the Company that the Company's Common Stock will be immediately deleted from the NASDAQ/NMS.

     From the announcement of its merger with Hayes Microcomputer Products, Inc. and until December of 1997, the average closing price of the Company's Common Stock on NASDAQ/NMS was approximately $5.59, with a volume weighted average of $5.91. During November and December of 1997, prices of technology stocks in general declined by approximately 28% in market value and the Company's Common Stock also suffered such a decline. The decline in the closing price of the Company's Common Stock in November and December, 1997 precipitated the reverse stock split required by the Staff.

     In addition, the Board of Directors of the Company has been advised that the current per share price of the Common Stock has increased the cost to investors of effecting purchases and sales of the Company's Common Stock and has reduced the effective marketability of the shares because of the reluctance of certain leading brokerage firms to recommend lower-priced stocks to their clients, and the policies of certain of such firms which prohibit their analysts from writing research reports on companies with lower-priced stocks. Also, certain institutional investors have internal policies preventing the purchase of lower-priced stocks. Further, the Company has been advised that a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower-priced stocks because the brokerage commission on a sale of a lower-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

     The Board of Directors is hopeful that the decrease in the number of shares of Common Stock outstanding as a consequence of the Split, and the resulting anticipated increase in the prices at which the Company's Common Stock trades, will allow its Common Stock to continue to be traded on the NASDAQ/NMS, encourage interest in the Company's Common Stock and possibly promote greater liquidity for the Company's stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the Split. Also, although it may be anticipated that the increase in the trading price of the Common Stock as a consequence of the Split might be proportionately less than the decrease in the number of shares outstanding, the Split could result in a price level for the Common Stock that will overcome the reluctance, policies and practices referred to above and diminish the adverse impact of trading commissions on the market for the shares. There can, however, be no assurance that the foregoing effects will occur, or that the per share price level of the Common Stock immediately after the proposed Split will be maintained for any period of time.

     The Board of Directors has deemed it in the best interests of the Company to effect the Split. The Board of Directors anticipates that the decrease in the number of outstanding shares of Common Stock resulting from the Split will place the market price of the post-Split Common Stock in a range satisfactory to NASDAQ/NMS and more attractive to investors.

     The Company is currently subject to certain obligations to issue shares of Common Stock pursuant to the exercise of outstanding options and warrants and the conversion of convertible preferred stock, as described below. Under the terms of the various agreements relating to these securities, the number of shares of Common Stock issuable pursuant to such securities, and per share prices, will automatically be adjusted in accordance with the Split. Thus, for every three shares of Common Stock pre-Split previously issuable, the holders of these securities will, upon exercise of the security, now receive one share of Common Stock post-Split for the same aggregate amount of consideration paid.

     Of the 150,000,000 currently authorized shares of Common Stock and 10,000,000 currently authorized shares of preferred stock, at January 29, 1998, 58,762,654 shares of Common Stock, 1,217,930 of Series A Preferred Stock and 43,799 shares of 6% convertible preferred stock (the "6% Convertible Stock") were issued and outstanding and an aggregate of 37,211,100 shares of Common Stock were reserved for issuance as follows: (i) an aggregate of 7,676,256 shares for issuance under the Company's three stock option plans; (ii) 1,851,569 shares issuable upon exercise of warrants; (iii) 27,683,275 shares issuable upon the conversion of the Company's 6% Convertible Stock; and (iv) 1,217,930 shares issuable upon the Conversion of the Company's Series A Preferred Stock.

     Immediately after the Split, there will be approximately 19,587,551 shares of Common Stock and 12,403,700 shares of Common Stock reserved for issuance upon the conversion or exercise of the aforementioned warrants, options, Series A Preferred Stock and 6% Convertible Stock.


     Other than as set forth above, the Board of Directors of the Company has no present plans, proposals, commitments, undertakings or arrangements which would result in the issuance of any additional shares of Common Stock. The Board of Directors believes that in view of the present investment climate and the uncertainty of the market for debt financing, the availability of additional shares of Common Stock is necessary as a future financing method of the Company.

EXCHANGE OF STOCK CERTIFICATES AND TREATMENT OF FRACTIONAL SHARE INTERESTS

     As soon as practicable after the effective date of the Split, shareholders will be notified and requested to surrender their old Common Stock for certificates representing shares of new Common Stock. Until so surrendered, each certificate representing shares of the old Common Stock will be deemed for all corporate purposes after such effective date to evidence ownership of shares of the new Common Stock in the appropriately reduced number. Continental Stock Transfer and Trust Company will be appointed exchange agent (the "Exchange Agent") to act for shareholders in effecting the exchange of their Common Stock certificates. Holders of Series A Preferred Stock will be furnished with a certificate from the Company setting forth the adjustment as a result of the Split and setting forth the facts upon which such adjustment is based.

     In order to save the Company the expense and inconvenience of issuing fractional shares, no scrip or fractional share certificates evidencing shares of Common Stock post-Split will be issued in connection with the Split. If the stockholder is entitled to a fractional interest of a share, he or she will receive in lieu thereof, cash (without interest) in an amount equal to such fractional shares of Common Stock multiplied by the market value of one share of Common Stock at the effective date of the Split. The market value of one share of Common Stock at the effective date shall be the last sale price of such common stock on NASDAQ/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the effective date for the Split. No such holder shall be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

DISSENTERS' RIGHTS

     Under Delaware law, the stockholders of the Company are not entitled to dissenters' rights of appraisal or similar rights of dissenters with respect to any matter to be acted on at the Special Meeting.

SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock as of January 29, 1998, by each director and executive officer of the Company and all directors and executive Officers of the Company as a group, as well as by any person known by the Company to own beneficially more than 5% of the Common Stock of the Company, based upon such person's reported ownership of Common Stock in filings made with the Commission pursuant to Sections 13(d) and 13(g) of the Exchange Act as of January 29, 1998. The information in this table was based in part on information supplied by the named individuals.


                                                 NUMBER OF SHARES OF
                                                    COMMON STOCK          PERCENTAGE       PERCENTAGE
     NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIALLY OWNED(1)    OWNERSHIP(1)     OWNERSHIP(2)
     ------------------------------------       ---------------------    ------------    --------------
P.K. Chan(3)..................................          231,446                 *                *
Alan Clark(3).................................          231,446                 *                *
Barbara Perrier Dreyer........................           50,000(4)(5)           *                *
Dennis C. Hayes...............................       23,103,566              39.3%            33.1%
Ronald Howard.................................        1,044,664(6)            1.8              1.5
James A. Jones(3).............................          231,946                 *                *
Kaifa Technology (H.K.) Limited(7)............        3,780,289               6.4              5.4
Chiang Lam....................................          925,785(8)            1.6              1.3
C. Bruce Meyer(3).............................            6,480                 *                *
Keith Mintzer(3)..............................          185,156                 *                *
S.P. Quek(9)..................................       14,176,080              24.1             20.3
Charles Riehm(3)..............................           37,031                 *                *
Rinzai Limited(10)............................       14,176,080              24.1             20.3
M.C. Tam(11)..................................        3,780,289               6.4              5.4
All Directors and Executive Officers as a
  Group (12 Persons)..........................       44,006,754              74.9             63.1


---------------

 (*) Less than 1%
 (1) Includes, in certain instances, shares held in the name of an executive officer's or director's spouse or minor children, the reporting of which is required by applicable rules of the Commission, but as to which shares the executive officer or director may have disclaimed beneficial ownership. Beneficial ownership includes shares issuable upon exercise of options granted under the Company's stock option plans but does not give effect to the Split.
 (2) Assumes $45.0 million of the 6% Convertible Stock is converted into Common Stock at $4.00.
 (3) Consists of options to purchase Common Stock.
 (4) Includes 30,000 shares of Common Stock issuable upon the exercise of an option.
 (5) Mrs. Perrier Dreyer and her husband, John Dreyer, have shared voting and dispositive power with respect to these shares.
 (6) Includes 90,000 shares of Common Stock issuable upon the exercise of a stock option.

 (7) Kaifa Technology's address is 2201 Hong Kong Worsted Mills Industrial Building, 31-39 Wo Tong Tsui Street, Kwai Chung, New Territories, Hong Kong.

 (8) Consists of warrants to purchase common stock.
 (9) Consists of 13,041,993 shares of Common Stock held by Rinzai Limited of which Mr. Quek serves as Chairman and 1,134,087 shares of Common Stock held by S.P. Quek Investments, PLC, Ltd.
(10) Rinzai Limited's address is 17 Jurong Port Road, Singapore 619092.
(11) Consists of Common Stock held by Kaifa Technology (H.K.) Limited, of which Mr. Tam serves as President.

FEDERAL INCOME TAX CONSEQUENCES OF THE SPLIT

     The Federal income tax consequences of the Split will be as set forth below. The following information is based upon existing law which is subject to change by legislation, administrative action and judicial decision and is necessarily general. Therefore, stockholders are advised to consult with their own tax advisor for more detailed information relating to their individual tax circumstances.

     1. The Split will be a tax-free recapitalization for the Company and its stockholders to the extent that shares of pre-Split Common Stock are exchanged for shares of post-Split Common Stock. Stockholders will recognize gain or loss upon the receipt of cash in lieu of fractional shares.

     2. The shares of post-Split Common Stock in the hands of a stockholder, will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of pre-Split Common Stock held by that stockholder immediately prior to the Split.

     3. A stockholder's holding period for shares of post-Split Common Stock will include the holding period of shares of pre-Split Common Stock exchanged therefor, provided that the shares of pre-Split Common Stock were capital assets in the hands of the stockholder.

ACCOUNTING EFFECTS OF THE SPLIT

     Immediately after the effective date of the Split, the Company's stockholder's equity accounts will be adjusted. Because the par value of the Company's Common Stock will remain at $.01 per share, stated capital will be reduced and capital in excess of par value (paid-in capital) increased accordingly. However, stockholders' equity will remain unchanged.

     The affirmative vote of the holders of shares of Common Stock and Series A Preferred Stock representing a majority of the outstanding shares of the capital stock of the Company entitled to vote at the Special Meeting is required to authorize the Split.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SPLIT.

OTHER MATTERS

     The Board of Directors did not know, a reasonable time before the commencement of the solicitation, of any business constituting a proper subject for action by the stockholders to be presented to the meeting other than as set forth in this Proxy Statement. However, if any such matter should properly come before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

     The proxies named in the enclosed form of proxy and their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face and, where a choice is specified on the form of proxy, the shares will be voted in accordance with each specification so made.


     A list of stockholders of record of the Company as of January 29, 1998 will be available for inspection by stockholders during normal business hours from February 10 through February 25, 1998, at the offices of the Company at 5854 Peachtree Corners East, Norcross, Georgia.


     In addition to soliciting proxies by mail, the Company may make requests for proxies by telephone, telegraph or messenger or by personal solicitation by officers, directors, or employees of the Company, or by any one or more of the foregoing means. The Company will also reimburse brokerage firms and other nominees for their actual out-of-pocket expenses in forwarding proxy material to beneficial owners of the Company's shares. All expenses in connection with such solicitation are to be paid by the Company.

     The Company anticipates that the 1998 Annual Meeting will be held in May 1998. Therefore, proposals of stockholders of the Company intended to be presented at the 1998 Annual Meeting of the Company should have been received by the Company not later than February 1, 1998 to be considered for inclusion in the Company's proxy statement and form of Proxy relating to that meeting.

         FINANCIAL AND OTHER INFORMATION AND INCORPORATION BY REFERENCE

     Representatives of Coopers & Lybrand L.L.P., the Company's accountants for fiscal year 1997 and fiscal year 1998 are expected to be present at the Special Meeting. Such representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

     The documents listed below are incorporated by reference in this Proxy Statement, and all documents concurrently and subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing such document.

     1. The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997 (except Item 8);

     2. Amendment No. 1 to the Company's Annual Report on Form 10-K/A for the fiscal year ended July 31, 1997;

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1997, as filed with the Commission on December 15, 1997;

     4. The Company's Registration Statement on Form S-4 (Registration Statement No. 333-37993), declared effective by the Commission on December 12, 1997;

     5. The Company's Current Reports on Form 8-K, as filed with the Commission on November 17, 1997, January 9, 1998 and January 23, 1998; and

     6. The description of the Company's Common Stock contained in the Company's Registration on Form 8-A, declared effective by the Commission on November 18, 1996.

     The consolidated financial statements of Access Beyond, Inc. incorporated in this Proxy Statement by reference from Access Beyond, Inc.'s Amendment No. 3 to the Registration Statement on Form S-4 (Registration Statement No. 333-37993) for the year ended July 31, 1997 and 1996 and for each of the three years in the period ended July 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference.


     The consolidated financial statements of Hayes Microcomputer Products, Inc. ("HMP") and its subsidiaries as of December 31, 1995 and 1996 and for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995 and the year ended December 31, 1996 incorporated in this Proxy Statement by reference have been audited by Coopers & Lybrand, L.L.P., independent accountants, as stated in their report. For accounting purposes, the merger of HMP with the Company on December 30, 1997 has been treated as the acquisition of the Company by HMP with HMP as the acquiror. As a result, the historical financial statements of the Company prior to December 30, 1997 will be those of HMP.


     For purposes of this Proxy Statement, any statement contained in a document incorporated by or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Proxy Statement.

     The Company shall furnish without charge to each person, including any stockholder, to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) including information contained in documents filed subsequent to the date hereof.

     Written or telephone requests for such documents should be directed to James A. Jones, Hayes Corporation, 5854 Peachtree Corners East, Norcross, Georgia 30092, and his phone number is (770) 840-9200, extension 6821.

                                          By Order of the Board of Directors


                                          /s/  DENNIS C. HAYES

                                          Dennis C. Hayes
                                          Chairman

Dated: February 10, 1998

                                                                      APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               HAYES CORPORATION
                   (ORIGINALLY INCORPORATED ON JULY 23, 1996)

     HAYES CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

          FIRST: The name of the Corporation is Hayes Corporation.

          SECOND: The Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph to Article IV to follow the first paragraph of Article IV:

        "The total number of shares of all classes of stock which the Corporation has authority to issue is fifty-three million two hundred eighty thousand (53,280,000) shares, consisting of two classes: fifty million (50,000,000) shares of Common Stock, par value U.S. $.01 per share, and three million two hundred eighty thousand (3,280,000) shares of Preferred Stock, par value U.S. $.01 per share.

        Each of the Corporation's issued and outstanding shares of Common Stock, par value U.S. $.01 per share, as of the date of this Certificate of Amendment, shall be converted into one-third (.333) of one share of Common Stock, par value U.S. $.01 per share; no change shall be made to the par value of the Corporation's Common Stock; and in lieu of any fractional shares, the Corporation shall pay to the holders thereof the fair value of such shares in cash based on the closing price per share of the Corporation's Common Stock on The Nasdaq Stock Market on the effective date of such reverse stock split."

          THIRD: The Amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this day of February, 1998.

                                          --------------------------------------
                                                     Dennis C. Hayes
                                                  Chairman of the Board

ATTEST:

--------------------------------------
            James A. Jones
              Secretary

                                                                      APPENDIX B


                               HAYES CORPORATION

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                               BOARD OF DIRECTORS

    The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and Proxy Statement and does hereby appoint Dennis C. Hayes and James A. Jones and either of them with full power of substitution, as proxies of the undersigned to represent the undersigned and to vote all shares of Hayes Corporation (the "Company") common stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Hayes, to be held at the executive offices of Hayes, 5854 Peachtree Corners East, Norcross, Georgia, at 10:00 o'clock a.m. eastern standard time, on February 25, 1998 and at any adjournment thereof.

                                    PROPOSAL

    Proposal for approval of an Amendment to the Company's Certificate of Incorporation to effect a one-for-three reverse stock split of the Company's Common Stock.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

    In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s). This Proxy may be revoked at any time prior to voting hereof.

    This proxy, when properly executed, duly returned and not revoked will be voted. It will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of the Proposals listed on this Proxy.

                                               Signature(s)

                                               ---------------------------------

                                               ---------------------------------

                                               Dated:                     , 1998
                                                     --------------------

                                               NOTE: Joint owners should each
                                               sign. When signing as attorney,
                                               executor, administrator, trustee
                                               or guardian, please give full
                                               title as such. If the signatory
                                               is a corporation, sign the full
                                               corporate name by a duly
                                               authorized officer.